EXHIBIT 99.1

Industrial Enterprises Receives NASDAQ Notice Due to Delay in Filing of Form 10-KSB

NEW YORK, October 19, 2007 - Industrial Enterprises of America, Inc. (NASDAQ: IEAM), announced today that the company has received, as expected, a Staff Determination Notice from The NASDAQ Stock Market stating that the company's common stock is subject to delisting from The NASDAQ Capital Market exchange. The notice was issued in accordance with standard NASDAQ procedures as a result of the delayed filing of the company’s Annual Report on Form 10-KSB for the year ended June 30, 2007. Timely filing of periodic reports is a requirement for continued listing under NASDAQ Marketplace Rule 4310(c)(14).

Industrial Enterprises has appealed this notice and has requested a hearing before a NASDAQ Listing Qualifications Panel, which will automatically stay the delisting of the company's common stock pending the Panel's review and determination.

The reason for the delay in filing the Form 10-KSB is the additional time required for Industrial Enterprises to review the company’s revenue recognition policy and account for a supplier that has been deemed a Variable Interest Entity. Management is currently reviewing these changes with its Audit Committee and its independent auditors. Until the Audit Committee's review is complete, Industrial Enterprises will be unable to complete and file its Annual Report on Form 10-KSB for the year ended June 30, 2007. The company intends to file its Annual Report on Form 10-KSB as soon as practicable after the completion of the review.

About Industrial Enterprises of America
Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket packager and supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The Company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels. For more information please visit www.ieam-inc.com.

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact Information

Industrial Enterprises of America

David Zazoff 212-505-5976